Exhibit 99.2

MARVEL ENTERTAINMENT, INC.

Moderator: Peter Cuneo

May 4, 2006

9:00 am ET

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to the Marvel Entertainment First Quarter Results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session.

At that time if you have a question, please press the 1 followed by the 4 on your telephone. At any time during the conference you need to reach the operator, please press star 0. As a reminder, this conference is being recorded. Thursday, May 4, 2006.

I would now like to turn the conference over to Peter Cuneo, Vice-Chairman. Please go ahead, sir.

Peter Cuneo:

Thank you very much, operator, and welcome everyone. We appreciate all of you calling in as always. Today we’re going to follow our usual format for our conference calls. We will first read our Safe Harbor statement, then we will have about five minutes of comments from Ken West, our Chief Financial Officer, and then we’ll open the format to questions and answers.

Before we start, I would like to once again introduce the participants today for Marvel. First in California, we have Avi Arad, who is the CEO of Marvel Studios and of course a member of the

Marvel Board. In New York, we have myself, Ken West who is our Chief Financial Officer, and John Turitzin who is our Chief Administrative Officer.

And with that, we’d like to start with the Safe Harbor.

David Collins:

Some of the statements that the company will make on this conference call, such as statements of the company’s plans, expectations, and financial guidance are forward-looking.

While forward-looking statements reflect the company’s good-faith beliefs, they are not guarantees of future performance and involve risks and uncertainties, and the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on form 8-K, 10-K, and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Ken West:

Good morning, this is Ken West.

For Q1 2006, total net sales were $90 million, a 13% decline from $104 million in Q1 2005 and, as anticipated, sales decreased in the licensing segment but were partially off-set by increased sales in the toy segment. Consolidated operating margins were approximately 36% in Q1 2006 as compared to 46% in Q1 2005, primarily due to lower sales in the licensing segment, which generate the highest margins.

Now for a few Q1 divisional highlights.

Licensing Segment net sales decreased 44% to $40 million in Q1 2006, primarily due to lower contributions from domestic licensing, Marvel Studios and our Spider-Man merchandising joint venture with Sony. International licensing net sales of $12 million, excluding the activity of the Spider-Man merchandising joint venture, increased 30% year-over-year.

Operating margins in the licensing division increased to 60% in Q1 2006 versus last year, in which margins were depressed by a one-time charge related to the settlement of litigation.

As indicated, revenues increased 7% in the publishing segment primarily due to higher sales in the direct market leading up to this summer’s “Civil War” event, in which several comic story lines center around a Civil War theme. Operating margins declined to 37%, compared to 40% in the 2005 first quarter, primarily due to a modest increase in talent and paper costs.

Marvel’s Q1 2006 Toy Segment net sales reflect toy production by Marvel as compared to toys produced by our master toy licensee in 2005, leading to an expected year-over-year increase in Toy segment revenues to $27 million in this quarter from $11 million in the year-ago period. Operating margins decreased to 15% for the first quarter, as compared to 42% in last year’s period, predominantly the result of a shift from sales recorded in 2005 as royalty and service-fee income, with no corresponding Cost of Revenue expense, to sales recorded in 2006 subject to the corresponding Cost of Revenues. Q1 2006 Toy S,G&A also includes approximately $2.6 million in additional costs associated with the transition away from Toy Biz Worldwide. During April 2006, Marvel relocated nearly all of its molds and tooling to a different group of established vendors. This relocation transition will adversely affect full year 2006 toy production and related sales.

Consolidated net income and earnings per share amounts in Q1 2006 were $17.5 million, or $.19 per fully diluted share, versus $27.7 million, or $.25 per diluted share in Q1 2005.

I will now turn to our balance sheet, free cash flow and share repurchase activity during the first quarter and year-to-date.

During Q1 2006, Marvel repurchased 7.2 million shares of its common stock for an aggregate consideration of $124 million under the Company’s November 2005 $250 million share repurchase authorization, principally financed by the $100 million Hasbro license advance. Giving effect to these purchases, we closed the first quarter of 2006 with cash and short-term investments (excluding restricted cash) of approximately $22 million.

Subsequent to the end of the first quarter, the Company purchased an additional 1.1 million shares for a cost of $22 million, which was primarily financed with borrowings under its bank credit facility. These purchases have completed the $250 million share repurchase program, and additionally the Board has recently approved a new $100 million share repurchase program.

Now for our financial guidance for the remainder of the year.

For the full year 2006, we see initial strength in the licensing segment being largely offset by expected declines from Toy operations resulting from the disruption in production and sales caused by the transfer of tooling to new vendors. Marvel has retained its revenue guidance ranges but has revised its 2006 net income and EPS guidance ranges, as highlighted in today’s press release, due to a shift in sales mix to the higher-margin licensing segment, coupled with the positive impact of share repurchases since February 23rd, when we last provided financial guidance. Additionally, reflecting various state income taxes, our revised guidance also reflects an increase in our forecasted effective tax rate range to approximately 40% to 42%.

We are raising the low end of our net income guidance for 2006 from $38 million to $40 million, and maintaining the high end at $53 million. Full-year guidance for fully diluted earnings per share, principally reflecting the benefit of share repurchases to date, but before any benefit from future share repurchases, is now in the range of $0.46 to $0.57 – increased from the previous range of $0.44 to $0.55. Additionally, recognizing the lumpiness in the timing of entertainment merchandise licensing, we anticipate that first-half 2006 revenue, net income, and earnings per share, will approximate half of our full-year guidance ranges. Our full-year EPS guidance is based on a weighted average diluted share count of approximately 89 million.

Cash flow from operations is expected to exceed $120 million in 2006, as cash payments from licensing contracts executed in prior years are collected.

Let me now turn the call back over to Peter to commence our Q&A. Peter...

Peter Cuneo:

Thanks Ken very much. Can we have the first questions please?

Operator:

Our first question comes from the line of Michael Savner of Banc of America Securities. Please go ahead.

Michael Savner:

Hi, good morning, thanks. Two questions, first given the strong performance in the first quarter, I think it was reasonably above where the Street was looking, but you really only moved up your full year guidance nominally, really with the share repurchases. Have you re-thought your expectations for the second half of the year of certain areas maybe being weaker than expected, or is this kind of just providing more cushion, and then I have a follow-up if that’s all right.

Peter Cuneo:

Yes, actually we always have the problem that the Street’s expectations for any particular quarter may be different from our own. And this results from the fact of course that we don’t give quarterly guidance.

In fact, for the first quarter – I think all of us around the table feel good about the first quarter. We slightly exceeded our expectations, but it is misleading when you read the headline that Marvel did 19 cents versus 12 cents on first call, which looks like we were way over expectation.

We were not way over our expectations, but we were over the Street’s expectations. But it is very difficult for an analyst, frankly, to categorize us or forecast us by quarter. So we are not taking the year up particularly high because the first quarter was only slightly better than our internal expectations.

Michael Savner:

Got you. Thanks. And then a second question, if you could just tell us kind of strategically how you think about share repurchases because it looks like from the release subsequent to the quarter you went into some borrowing to fund repurchases.

Without a lot of real earnings drivers other than X-Men this year and probably I would expect some increased costs associated with the new films slate, you know, are you comfortable dipping much deeper into your borrowings to fund the additional repurchases, or is this more about flexibility, or you’re going to be comfortable just kind of going through the cash generated this year and funding it that way.

Just kind of at a high-level how you think about it would be great. Thanks.

Peter Cuneo:

Well it would be between our internally generated cash and the credit line that we have with HSBC, we would have more than enough funds to cover additional purchases.

Again, our repurchases are always opportunistic. So, part of this will depend on of course trends in the stock price and so on. But I have to re-emphasize as we have for, on a lot of these calls that the board is very optimistic about the long-term future for Marvel.

And we have been buying the stock because we believe in a long-term basis these purchases are highly accretive for shareholders.

Michael Savner:

Terrific. Thanks very much.

Operator:

Ladies and gentlemen, as a reminder, to register a question, please press the 1 followed by the 4 on your telephone. Our next question comes from the line of Barton Crockett from JP Morgan. Please go ahead.

Barton Crockett:

Okay great. I was wondering if you could flush out a little bit more this disruption, this transition that you cited in your toy operations. You know, first off, can you give us any general or even, you know maybe specific quantification of the impact, what exactly happened versus your expectations, a little bit more color there would be good as well.

And then, secondly, you know as we look ahead you guys are flushing out more details about your film slate which is nice to see. As this develops, what do you anticipate doing in terms of guidance?

I mean do you expect that you guys would ever talk about how much money you might make or is that something that would just be so unknowable that you’d never really want to go there and just let the Street kind of make their own guesses.

So you know, just some sense of how you’d expect to guide us in the future, I’d appreciate that.

Peter Cuneo:

Barton, that’s a very good question on the film slate, and I think the answer is we don’t have an answer right now on that. We’re still in the formative stages of our slate.

Avi put out a press release recently which really detailed what we’re doing specifically by film with scripts and directors. But I think it’s a little early for us to commit to any specific amount of detail. But we’ll know a lot more when we get closer to our own films.

As far as the impact on the toy business is concerned, it might be useful to spend two minutes on what exactly physically is happening in China as we make the transition, and we are the glue between Toy Biz Worldwide and Hasbro, as you know.

We have literally thousands of tools, of molds associated with all of the Marvel toys that we are moving from Toy Biz Worldwide in some cases, to other factories. And those molds will eventually, prior to next year, find their way into Hasbro’s manufacturing locations as well.

And there are literally, I think I heard there were a hundred truckloads required to move all of these tools. And that physical movement has simply changed – it’s just taken longer than we expected to actually get that transition done.

And as a result, we have incurred a little more expense, which Ken West talked about, an additional charge of $2.6 million. We have also reduced our sales forecast for our toy business somewhat, anticipating that there may be some other disruptions and that we may not be able to fulfill all the orders that we get from retailers. So we hope we’re being conservative in this area.

Barton Crockett:

Okay. And when you say toy business sales forecast reduced somewhat, I guess that’s really not something you’re prepared to quantify at this point?

Peter Cuneo:

No, we don’t think at this point it’s something that’s a major issue.

Barton Crockett:

Okay. All right, great. I’ll leave it to others. Thank you.

Operator:

Our next question comes from the line of Eric Handler of Lehman Brothers. Go ahead.

Eric Handler:

Thanks. Just as a clarification, and for the share-backs, the share buy-backs that you’ve made to date, have any of those been part of the $100 million authorization and then do you have any timeline for the completion of that $100 million repurchase authorization as well?

John Turitzin:

Hi Eric, this is John Turitzin. I’m the general counsel. The repurchases have been made – have burned through the $100 million authorized repurchase.1 They were made under that authorization. And that’s why we are increasing the amount in that going forward.

Peter Cuneo:

Eric?

Eric Handler:

Yes.

Peter Cuneo:

We have authorized an additional $100 million. We have spent to date $8 million of that authorization. There is $92 million still to be spent.

Eric Handler:

Okay. That’s what I was looking for, and is there a timing, I mean as far as the completion date?

John Turitzin:

I think we’ve authorized it through, for about a year, through the end of May of 2007.

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1  It was the $250 million stock repurchase authorization, from November 2005, that was ‘burned through.’

Eric Handler:

Thank you.

Operator:

Our next question comes from the line of Alan Gould of Bleichroeder. Please go head.

Alan Gould:

Ah yes, hi. I’ve got three questions. The first, on the new buy back is Mr. Perlmutter still prohibited from selling stock while the company is buying stock?

John Turitzin:

Yes he is. He’s agreed, he has agreed not to sell for the duration of the, of the use of the new authorization.

Alan Gould:

Okay. Secondly, going from your guidance of roughly $50 million of net income to $120 million of cash flow from operations, I’m still a little bit at a loss to see, you got about $50 million of receivables, $56 million right now, $57 million. I mean, what are the deltas that get you from the net income to that big a jump in cash flow from operations?

Ken West:

Alan, this is Ken West. That’s a very good question and when you take a look at the Form 10-Q that we expect to file tomorrow or Monday you’ll see the statement of cash flows which really does depict the detail associated with the cash flows.

But as I mentioned in my prepared remarks, we do collect existing receivables, which you’ll note on the balance sheet, but there are many other licenses that are also recognized on a cash basis, so they don’t necessarily hit our balance sheet until cash is collected.

And at that time, they’re recognized as revenue. So based on that, including the collection of the advance from the Hasbro deal, where income will be recognized starting late in ’06 or early in ’07, that will generate the nature of the cash flow disconnect from net income. Does that help?

Alan Gould:

Yes, okay. When, when are you collecting that Hasbro money?

Ken West:

We have already, in the first quarter, collected the advance required under the Hasbro license agreement of $100 million.

Alan Gould:

Okay. And then lastly, are you going to break out the film financing division a little bit more, what the impact of that was on net income or EPS, and how much is in the balance sheet from that.

Ken West:

Yes, there’s additional disclosure that is already drafted into our Form 10-Q as I mentioned. It should be filed by tomorrow in the afternoon or Monday.

Alan Gould:

Okay, and one final thing. If Avi could comment, you’ve got one, two, you’ve got six pictures in production. How do you manage all of that?

Avi Arad:

Well, let’s put it this way. Under studio movies like Spider-Man, obviously the Spider-Man team has been in place now, this is our third movie, and we are backed by Sony, which is quite a large studio.

X-Men is finally finished and being released this month. Ghost Rider is in post, so everything is pacing along with various studios. As far as our slate movies and the new movies that we are developing, we are now in scripting and very early stages of pre-production.

As we move into pre-production, the hiring will begin and there’ll be qualified personnel in production, in design, and so on, coming on board. And each movie will have a creative producer, a line producer, and a staff that is dedicated to the movie one at a time.

And together we’ll control production; we’ve been doing it for a long time now. I think X-Men is our 16th movie, and we feel that we know how to pace it and how to control it.

Alan Gould:

Okay, thank you.

Operator:

Our next question comes from the line of Lowell Singer from Cowen & Company. Please go ahead.

Lowell Singer:

Thanks. I have a few questions. First, Peter, can you, can you talk about the kind of volume increases that you will need in the toy business given the lower percentage rates you’re making on the Hasbro deal, for you to sort of get, you know, breakeven with where you are on your previously master licensing deal.

Second, I guess two questions really for Avi. First, can you talk a little about Fantastic Four 2? Obviously that seems to be in the early stage of development of the ’07 films.

And I’m wondering what the timeline looks like for that film. And when you look out to ’08, ’09 and 2010, how should we think about the pace of releases?

Do you expect to put out one Marvel film each year, plus whatever other films your licensees are putting out, or do you think the pace to release will be slower or faster than that? Thanks.

Peter Cuneo:

Why don’t we start with the two questions Avi that I think you’re obviously the best person to answer. One was on Fantastic Four 2, and the second is the pace of movies in 2008.

Avi Arad:

Fantastic Four 2, actually, it’s on the boards today so we can speak to it, is moving at a brisk pace. The movie is slated for 2007. Again with our tradition with the studios, same director, same actors; obviously there’ll be a couple of new actors as we add characters to Fantastic Four 2.

The movie was extremely well received both domestically and actually did even better in international. So we have at this point a script. We started production design a while ago, so we’ve been working on this movie for a while.

Sometimes an announcement for principal photography can be misleading because the pre-production, for us the thinking about Fantastic Four 2 actually started after opening weekend. It was so strong and we started planning towards it.

So we feel very comfortable at this point, that barring any unforeseen issues, we tied up the director, we tied up the cast, they’re continuing into movie 2. I don’t see any potential interference with getting the movie into ’07.

As far as exact release date, it’s always subject to changes based on market conditions and competition and so on, but it will be summer 2007, as we know. Ah, how many movies do we go into the future?

Well, let’s put it this way. At minimum there’ll be a Marvel-produced, at least one Marvel-produced movie in ’08, in ’09 in ’10. As far as other studio movies, franchises will continue.

I’m sure that we will continue with variations on X-Men. X-Men is looking to be a pretty big movie. We’re all going to find out later this month, but we’re quite optimistic about it, so I think this franchise one way or another will continue. Obviously Spider-Man will continue, and our own slate, the plans for the slate, for pretty big movies as far as we’re concerned, are there to serve all areas of business.

I think it will be minimum one, sometimes it will be more than one, and as we go into development we’ll be able to figure out the pacing of that.

Peter Cuneo:

I’ll...thanks Avi. I will talk a little bit about our switch from Toy Biz Worldwide to Hasbro. It is true that the overall royalty rates from Hasbro are less than we had with Toy Biz Worldwide.

It’s also true that we expect overall toy volumes to be, via Hasbro, higher than we had with Toy Biz Worldwide, and there are several reasons for that expectation.

First of all, Hasbro has just tremendous worldwide reach, as you know. Toy Biz Worldwide really only distributed directly in North America. All of the overseas markets were serviced primarily through distributors, and that two-step distribution of course reduced Marvel’s royalties.

In Hasbro’s case, generally speaking, they do not use distributors, and so there’s an additional margin that’s going to be captured there. Also there are certain promotional minimums that are required in our license deal with Hasbro.

That is, there’s a certain amount of advertising and so on that Hasbro must do to support the Marvel brand in general. So we think overall there’s a lot of clout.

I think the key number to focus on, and we don’t know, you’ll have to ask Hasbro what they think they’re going to do in volumes.

But this is what we do know, and what you know. The minimums for this deal are $205 million over a five-year period. That is for Marvel, in effect, the floor on our arrangement. And so, to the extent we have overages above that, we’ll enjoy that additional revenue. Is that helpful?

Lowell Singer:

Very helpful, thanks, Peter.

Peter Cuneo:

Okay.

Operator:

Our next question comes from the line of Arvind Bhatia from Sterne, Agee. Please go ahead.

Arvind Bhatia:

Good morning, guys. A few questions. First of all, I wanted to see what your expectations might be for the opening weekend for X-Men. I know the last one did about $85 million. What’s a good number for us to look for?

Second, on the publishing side of your business, if you can comment on what we should expect in terms of growth for the balance of the year?

And third, I know we touched on this a little bit earlier, but in terms of accounting for, under the new strategy, when do you think we’ll get some more color on how we’ll account for revenues from these movies that are on a gross basis, net basis, etc?

Peter Cuneo:

All right, I think on the first question, we can ask Avi. But you know our policy, Arvind, is not to comment on numbers from motion pictures. This is really a question, in this case for, I think, Fox, if they’re willing to offer a number for the opening weekend. As Avi said, we’re all very optimistic about this, but I don’t think it would be appropriate for us to offer a guess. And on the second question: Avi, do you want to say something?

Avi Arad:

No, no I agree.

Ken West:

Arvind, with respect to the growth in the publishing aspect, we do expect moderate growth throughout ’06 compared to ’05, in the range of 4 to 6%.

With respect to your question on the studio accounting associated films’ gross and net, that will be addressed most likely early ’07.

When we get closer to actually getting the production and all the models established, all the licenses, everything secure, we will probably make that disclosure known at that time.

Arvind Bhatia:   One final question, Peter I think you talked about getting some new content, especially in the kids’ area in the past. Any updates on where you guys are on that front? Are you still looking for more content? Do you think you have enough on your plate internally?

Peter Cuneo:

Well Arvind, we’re always looking for acquisitions of new content. We’ve said specifically we’re interested not in Super Heroes of course, but we’re interested in properties that address demographic areas we don’t fully address right now, such as pre-teen girls or preschool.

Now we have a number of movements, marketing movements, internal to Marvel where we are attempting, and I think with success, to spread the demographic appeal of Marvel’s overall characters.

One example I would offer is our Marvel Heroes line, which you haven’t heard too much about. This is really a line that is addressed at younger people, both male and female.

To date we’ve signed up 300 licensees, 200 of which are overseas, and this, what’s exciting about this particular effort is that this is not dependent on big theatrical events.

We’re really here selling the entire Marvel Universe, and this will have a positive effect on licensing revenue, certainly, and on toys, and other parts of our business.

So while we are always interested in acquisitions, they are difficult for us because we’re really only interested in acquisitions where the rights both to media and to consumer products for those characters have not been previously encumbered.

You know the Marvel strategy is to control and own our characters. We think that’s very important. So it is difficult to find situations that fit that requirement.

So we’ll continue to look, but in the meantime, we’re really attacking this issue of a wider demographic internally as well.

Arvind Bhatia:

Thank you.

Operator:

Ladies and gentlemen, as a reminder, to register a question, please press the 1 followed by the 4 on your telephone. Our next question comes from the line of Gordon Hodge of Thomas Weisel Partners. Please go ahead sir.

Gordon Hodge:

Yes, thanks good morning. Just on the licensing revenue in the quarter, I was wondering if you could break down a bit more what categories contributed or perhaps what entertainment properties contributed to that number, whether that was just classic licensing, merchandise licensing or whether contributions from Fantastic Four DVD perhaps, or video games, overages.

And then, if you could talk about just the Curious George toy contribution in the quarter, and if I missed that I apologize.

Ken West:

Okay. First just let me address then a few different components. The first-quarter revenue results associated with our licensing segment include a broad array associated with our classic merchandising.

Also included are a little bit more than $2 million in revenues associated with Activision’s exploitation of the Spider-Man movies interactive game. So that came through as revenue to us, and through specifically the Sony merchandising joint venture that we have.

There are other elements of overages included in the results which we’re very pleased with, and which as you know are defined as amounts in excess of minimum guarantees with longer-term contracts.

But principally there’s no real driving force associated with that Q1 licensing results. It was a mix of all broad classic Marvel characters.

Gordon Hodge:

That sounds good, and then on Curious George in the area? The movie did quite well, so I’m just curious if you’ve...

Peter Cuneo:

Yeah, we are pleased with the results from Curious George to date. I have to tell you though that our forecast is end-loaded closer to the Christmas season, primarily because we are particularly excited about the television introduction on Public Television throughout the United States.

And I believe that premieres in September, that animated show. So our, really our toy sales would be heavily loaded, more heavily loaded into the third quarter, and a little bit into the fourth quarter.

Gordon Hodge:

And then, lastly, you mentioned the $205 million minimum on Hasbro. My understanding is that that will be booked to revenues differently. So in other words this doesn’t all come in at a lump sum, you know, in the income statement.

It will... because don’t you have deliveries that you need to meet, so it will be more staged, as you, as the toys are sold – or is that incorrect? Will that all potentially come in ’07 or ’08?

Ken West:

Excellent question. With respect to this new large licensing arrangement with Hasbro for toys, the revenue recognition with this will be specifically as toys as sold, so in essence on an earned royalty basis. So it will be spread out as sales are made.

Gordon Hodge:

Terrific. Thanks.

Operator:

Our next question comes from the line Robert Routh from Jefferies. Please go ahead.

Robert Routh:

Good morning, guys. I have three quick questions. First, to follow up on the last question: I noticed that obviously your deferred revenue account has gotten incredibly large as a result of that Hasbro payment, etc., and yet no products have been shipped so revenue can’t be recognized.

The question I have is although, you know, ’07 is obviously looking to be the best year you guys have ever had, because everything’s been pushed into it, do you at this point think that your actual free cash flow could be materially different from your reported earnings as a result of the deferred revenue accounts that you have?

Ken West:

Rob, which specific year are you referring to as far as the difference between cash flows and earnings?

Robert Routh:

I’m looking at the difference in the deferred revenue accounts between, as you have in your balance sheet now, and whether or not you’ll have a material difference in ’07 or not. What your free cash flow is, and then what normally people would assume it was based on the income statement.

Ken West:

Right. Well, clearly we’re getting the benefit of collecting receivables, as we’ve mentioned in prior discussions and questions and answers.

The deferred revenue balance is growing, as you have mentioned, and that’s the benefit of Hasbro, but associated with small advances on the Spider-Man joint venture licensing program we have for Spider-Man 3 that is starting to ramp up for the ’07 movie.

So, more collections will be significant in ’07 and some portions to be received for the remainder of ’06.

Robert Routh:

So it’s safe to say that even though the deferred revenue account is building, that this is a trend that in theory, assuming the business model continues to work as well as it has, it’ll continue.

Ken West:

Correct. And in fact just by looking at the one Hasbro license agreement, upon the release of Spider-Man 3, there is one more large advance of approximately $50 million due to Marvel at that time.2

Robert Routh:

Okay, great, and just one follow up after that. You mentioned that you, as we all know you’re looking at other properties. You’re always looking at acquisitions that are unencumbered, and you mentioned girls, specifically.

With respect to that, I’m curious as to... Are you looking for more new properties such as the Winx Club from Italy that 4 Kids has, properties like that?

Or are you looking more towards older properties that have already been released but have been out of use for years that you could maybe acquire on the cheap, like “Hello Kitty” or “Strawberry Shortcake”?

Peter Cuneo:

Rob, we look at all of the above. We don’t really limit ourselves in that regard. We’re just looking for intellectual property that we think can be put into Marvel’s organization, our machine if you will, and turned into something very exciting to shareholders. But we don’t limit it per se.

Robert Routh:

Okay, great, and just one last question. In your international expansion, in the opportunities there, obviously you’ve done that. How much bigger do you think that can get going forward given a lot of areas where Marvel really hasn’t caught on yet as much as it probably could?

Peter Cuneo:

Well, we continue to be extremely optimistic about international. We are, last year we did $37 million in licensing revenue. This year we’re forecasting about $35 to 40 million.

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2  The amount of the advance due Marvel upon the release of Spider-Man 3 is $70 million, not $50 million.

The reason that would look flat to you as opposed to up is because the international organization is spending a great proportion of its time this year, of course, signing up Spider-Man 3 licenses.

And in fact, our minimums so far to date is substantially above – the minimums for Spider-Man 3 are substantially above what we had for Spider-Man 2. So those efforts are bearing fruit, but the revenue of course from those deals won’t be booked until 2007.

So we continue to be extremely happy about the progress we’re making internationally.

Robert Routh:

Great, thank you very much.

Peter Cuneo:

Can we have one more question please?

Operator:

From the line of Joe Hovorka from Raymond James. Please go ahead.

Joe Hovorka:

Thanks. A couple questions. One, Iron Man and Hulk are both, they were not originally in the Marvel film slate. Have they been added in there, or how will they be financed when you’re doing these yourselves?

Peter Cuneo:

Avi?

Avi Arad:

Well, we should hope to put them into the slate. They are two prime properties that are now in our possession and the expectation is for us to add them into the slate.

Joe Hovorka:

Okay and when do you expect that you’ll start to draw down significantly on the movie slate financing?

Avi Arad:

We hope to start production early next year, at least on one movie, and that’s the time when we start drawing on the slate.

Joe Hovorka:

Early next year, you say?

Avi Arad:

Yes.

Joe Hovorka:

Great. Thank you.

Avi Arad:

You know, now that we have a director on Iron Man we are ready to get going. So we hope in the beginning of next year.

Joe Hovorka:

So that’s likely to be the first deal into production?

Avi Arad:

At this point that looks like the first one, yes.

Joe Hovorka:

Okay, and then when would we expect to hear whether or not Iron Man is going to be included in the slate. Is that a decision that needs to be made before production, I’m assuming.

Avi Arad:

That’s correct, and we have time until we start drawing upon the slate to make this decision.

Joe Hovorka:

Okay, great. Thanks.

Peter Cuneo:

Thank you all very much for attending our conference call today. We really appreciate it, and we look forward to talking with you after next quarter.

Good morning.

Operator:

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.